EXHIBIT 99.1

Media Contact:	Investor Contact:
Tim Deighton	List Underwood
(205) 264-5277	(205) 801-0265

Regions Financial Corporation Names Irene Esteves

Senior Executive Vice President, Chief Financial Officer

CFO Al Yother Set to Retire in April

BIRMINGHAM, Ala., February 13, 2008 – Regions Financial Corporation (NYSE: RF) today announced that it has named Irene Esteves, 49, as senior executive vice president and chief financial officer. Esteves will join the company on April 1 and will lead all finance operations, including strategic planning and corporate development, business analytics, investor relations, treasury, corporate tax, management planning and reporting, accounting and control. She will serve as a member of the company’s Executive Council and report to Chairman, President and Chief Executive Officer Dowd Ritter. Esteves will replace Al Yother, who is retiring after more than 25 years in banking. Yother plans to focus on his family and on ministry opportunities.

“Irene has deep financial experience across different industries, which will benefit Regions as we continue to execute our long-range strategic plan,” said Ritter. “Throughout her career, Irene has successfully built finance organizations that serve as a strategic partner for line management. And, she has a track record for improving effectiveness and efficiencies that have ultimately translated into business growth. Irene’s financial expertise, coupled with her general management experience, makes her a great fit for our organization.”

Prior to joining Regions, Esteves was senior vice president and chief financial officer, Capital Management Group, with Wachovia Corporation. In this role, she co-led the Capital Management Group Operating Committee and Risk Committee and was a member of the firm-wide Financial Management Committee. She was also a key leader in forming the Capital Management strategic plan which led to the acquisition of European Credit Management and A.G. Edwards.

Before joining Wachovia in 2006, Esteves was senior managing director, chief financial officer and chief of human resources at Putnam Investments. While at Putnam from 1997 to 2004, Esteves had responsibility for investment risk management, corporate procurement, corporate control, accounting, treasury, tax, business planning and analysis, financial systems and re-engineering, investor relations, and human resources. Under her leadership, the company developed client- and product-level profitability tools, reduced costs in general operating expenses, taxes and working capital, and increased profit margins.

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Esteves’ earlier career experience includes several progressive financial management positions with Miller Brewing Company and S.C. Johnson & Son, Inc. She holds a Bachelor of Business Administration degree from the University of Michigan and a Master of Management degree from the J.L. Kellogg Graduate School of Management at Northwestern University. Esteves serves on the boards of The Timberland Company and JohnsonDiversey, Inc., where she is the Chair of the Audit Committees on both.

“Following the success of the recent merger, Regions is well positioned for the future. This is an exciting time for me to be joining the company,” said Esteves. “Regions has a terrific management team, and I look forward to helping improve upon the solid foundation the company has in place.”

Yother, a 25-year banking veteran, is retiring from the company to give more time to his family and to ministry opportunities.

“It has been an honor and privilege to serve Regions over the past two years,” said Yother. “I have participated in one of one of the most successful merger integrations in banking and feel confident that more success lies ahead for this great company. At the same time, I look forward to the change in direction that I am taking.”

About Regions Financial Corporation

Regions Financial Corporation is a member of the S&P 100 Index and Forbes Magazine’s “Platinum 400” list of America’s best big companies. With $141 billion in assets, Regions is one of the nation’s largest full-service providers of consumer and commercial banking, trust, securities brokerage, mortgage and insurance products and services. Regions serves customers in 16 states across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates almost 2,000 banking offices and nearly 2,500 ATMs. Its investment and securities brokerage, trust and asset management division, Morgan Keegan & Company Inc., provides services from over 400 offices. Additional information about Regions and its full line of products and services can be found at www.regions.com.

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